                                                                    EXHIBIT 11.1

                      Visteon Corporations and Subsidiaries
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                       (in millions, except share amounts)

                                                           First Quarter                              First Quarter
                                                               2002                                        2001
                                               --------------------------------------      -------------------------------------
                                                     Basic              Diluted                 Basic               Diluted
                                                     -----              -------                 -----               -------
Income (loss) before cumulative effect
   of change in accounting principle           $             (73)   $            (73)      $             31     $            31

Cumulative effect of change
   in accounting principle, net of tax                      (265)               (265)                     -                   -
                                               ------------------   -----------------      -----------------    ----------------

Net income (loss)                              $            (338)   $           (338)      $             31     $            31
                                               ==================   =================      =================    ================


Weighted average shares outstanding:

   Common shares outstanding                         130,600,000         130,600,000            130,910,000         130,910,000

   Less restricted shares outstanding a/               2,250,000           2,250,000                910,000             910,000
                                               ------------------   -----------------      -----------------    ----------------

   Unrestricted common shares
      outstanding for basic                          128,350,000         128,350,000            130,000,000         130,000,000

   Dilutive impact of restricted stock
     awards and stock options                                N/A                   - b/                 N/A                   0
                                               ------------------   -----------------      -----------------    ----------------

   Common and equivalent
      shares outstanding                             128,350,000         128,350,000            130,000,000         130,000,000
                                               ==================   =================      =================    ================


Per common and equivalent share:

   Income (loss) before cumulative effect
      of change in accounting principle        $           (0.57)   $          (0.57)      $           0.24     $          0.24

   Cumulative effect of change
      in accounting principle                              (2.06)              (2.06)                     -                   -
                                               ------------------   -----------------      -----------------    ----------------

   Net income (loss)                           $           (2.63)   $          (2.63)      $           0.24     $          0.24
                                               ==================   =================      =================    ================

--------------
a/ Restricted stock is excluded from the weighted average shares outstanding for basic earnings per share calculations.

b/ Note that an additional 317,000 diluted shares would have been added to the weighted average shares for the first quarter of 2002, however they have not been included as the effect would be antidilutive.